Exhibit 10.1

AMENDMENT #1 TO FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment #1 to the First Amended and Restated Executive Employment Agreement is made and effective this 30th day of November, 2012, by and between Dunkin’ Brands Group, Inc. (the “Company”), Dunkin’ Brands, Inc. (“DBI”) and Nigel Travis (the “Executive”).
WHEREAS, on May 3, 2011, the Company and DBI entered into the First Amended and Restated Executive Employment Agreement (the “Agreement”) with Executive regarding the terms and conditions of his employment with the Company and DBI;
WHEREAS, the parties have agreed to amend the Agreement with the terms below;
NOW, THEREFORE in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

A.	The above recitals are true and correct and, with all the instruments referenced therein, are incorporated herein by reference.

B.	The parties agree to amend the Agreement as follows:

1.	Paragraph 4(b) of the Agreement shall be deleted in its entirety and replaced with the following:
(b) Incentive and Bonus Compensation. During the term hereof, the Executive shall be entitled to receive an annual bonus based on the achievement of a target set by the Board and based on the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such year, as determined by the Company’s independent accountants. If targeted EBITDA is achieved, the Executive will receive a bonus of One Hundred Percent (100%) of Base Salary. If the targeted EBITDA is exceeded, the Executive will receive a bonus in excess of One Hundred Percent of Base Salary, which will be calculated in a manner consistent with how the bonus will be calculated for the majority of other senior executives of the Company. By way of example only and for purposes of clarity, if the Company exceeds targeted EBITDA in a given year thereby entitling the majority of senior executives to receive a bonus of One Hundred Twenty Percent of their respective targeted bonus amounts, the Executive will be entitled to a bonus in the amount of One Hundred Twenty Percent (120%) of Base Salary. If the targeted EBITDA is not achieved, the Compensation Committee of the Company’s Board of Directors shall determine what bonus, if any, the Executive shall receive, said determination to be made in its sole discretion and in a manner consistent with the same determination for the majority of other senior executives of the Company. For purposes of this section, the fiscal year shall mean the current fiscal year, even if the Company changes its fiscal year during the term hereof. Any bonus due hereunder shall be payable not later than two and one half months following the end of the fiscal year for which the bonus was earned.

2.
In Paragraph 5(e), the second sentence shall be revised by replacing the phrase “payable ninety (90) days following such termination” with the phrase “payable sixty (60) days following such termination.”

All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Amendment to the Agreement, in the case of the Company and DBI by their duly authorized officer, as of the day and year first above written.

EXECUTIVE	DUNKIN' BRANDS GROUP, INC.

/s/ Nigel Travis	By:	/s/ Richard J. Emmett
Nigel Travis		Name: Richard J. Emmett
Title: Senior Vice President & General Counsel

DUNKIN' BRANDS, INC.

	By:	/s/ Richard J. Emmett
Name: Richard J. Emmett
Title: Senior Vice President & General Counsel

[Signature Page to Amendment #1 to Employment Agreement]